Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-155929

June 1, 2011

U.S. TREASURY DEPARTMENT

OFFICE OF PUBLIC AFFAIRS

FOR IMMEDIATE RELEASE: June 1, 2011

CONTACT: Treasury Public Affairs (202) 622-2960

TREASURY DEPARTMENT ANNOUNCES PUBLIC OFFERING

OF WARRANTS TO PURCHASE COMMON STOCK OF

WEBSTER FINANCIAL CORPORATION

WASHINGTON — The U.S. Department of the Treasury announced today that it has commenced a secondary public offering of 3,282,276 warrants to purchase the common stock of Webster Financial Corporation (the “Company”). The proceeds of this sale will provide an additional return to the American taxpayer from Treasury’s investment in the Company beyond the dividend payments it received on the related preferred stock. The offering is expected to price through a modified Dutch auction. Deutsche Bank Securities Inc. is the sole book-running manager for this offering.

Deutsche Bank Securities Inc., in its capacity as auction agent, has specified that the auction will commence at 8 a.m., Eastern Time, on June 2, 2011, and will close at 6:30 p.m., Eastern Time, on that same day (the “submission deadline”). During the auction period, potential bidders for the warrants will be able to place bids at any price (in increments of $0.05) at or above the minimum bid price of $5.50 per warrant.

The auction procedure, and the applicable exercise price, expiration, and other terms of the warrants are described in the preliminary prospectus supplement referenced below.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the base prospectus and prospectus supplement if you request them from Deutsche Bank Securities Inc., Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, telephone: 1-800-503-4611, or by emailing prospectus.cpdg@db.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #